SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

        Filed by the registrant                     [X]
        Filed by a party other than the registrant  [ ]
        Check the appropriate box:
        [ ] Preliminary proxy statement
        [X] Definitive proxy statement
        [ ] Definitive additional materials
        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               USF&G Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [X]  $125 Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                         (LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of USF&G Corporation will be held at the Sheraton Inner Harbor Hotel, 300 South Charles Street, Baltimore, Maryland, on Wednesday, May 4, 1994, at 9:00 a.m., for the following purposes:

          1. To elect a Board of Directors for the ensuing year.

          2. To consider and act upon the Proposal to amend the Stock Incentive Plan of 1991, as recommended by the Board of Directors.

          3. To consider and act upon the Proposal to approve the material terms of the performance goals for the Long-Term Incentive Program, as recommended by the Board of Directors.

          4. To consider and act upon such other business as may properly come before the meeting.

     If you do not expect to attend the meeting, you are requested to sign, date and promptly return the enclosed proxy.

                                                    By Order of the Board of
                                                           Directors
                                                      JOHN F. HOFFEN, JR.
                                                           Secretary

Baltimore, Maryland
March 30, 1994

         USF&G Corporation, 100 Light Street, Baltimore, Maryland 21202

                               TABLE OF CONTENTS

                                                                                                                    PAGE
Election of Directors......................................................................................           2
Stock Ownership of Certain Beneficial Owners, Directors and Management.....................................           3
Board and Board Committee Meetings.........................................................................           5
Compensation of Executive Officers and Directors...........................................................           6
  Summary Compensation Table...............................................................................           6
  Stock Option Grants in 1993..............................................................................           7
  Aggregate Option Exercises in 1993 and Year-End Values...................................................           8
  Pension Plans............................................................................................           8
  Employment Agreements....................................................................................          10
  Directors' Fees..........................................................................................          11
Compensation Committee Report..............................................................................          12
  Compensation Philosophy..................................................................................          12
  Compensation Program.....................................................................................          12
  Compensation of Chief Executive Officer..................................................................          14
Stock Performance Graphs...................................................................................          16
Proposal to Amend the Stock Incentive Plan of 1991.........................................................          17
  General..................................................................................................          17
  Type of Awards...........................................................................................          17
  Awards Under the Plan....................................................................................          18
  Amendment and Termination................................................................................          19
  Federal Income Tax Consequences..........................................................................          19
Proposal to Approve Material Terms of Performance Goals for Long-Term Incentive Program....................          22
  General..................................................................................................          22
  Performance Goals........................................................................................          22
  Determination of Earned Performance Awards...............................................................          23
  Payment of Stock Units...................................................................................          23
  Maximum Performance Awards...............................................................................          24
  Amendment and Termination................................................................................          25
  Federal Income Tax Consequences..........................................................................          25
Other Information..........................................................................................          26
  Certain Business Relationships...........................................................................          26
  Audit Committee and Independent Public Accountants.......................................................          26
  Shareholder Proposals for the 1995 Annual Meeting........................................................          26
  Other Matters............................................................................................          27
Exhibit A--Stock Incentive Plan of 1991, as Amended and Restated...........................................         A-1
Exhibit B--Long-Term Incentive Program.....................................................................         B-1

                               USF&G CORPORATION
                                100 LIGHT STREET
                           BALTIMORE, MARYLAND 21202
                                PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 4, 1994

     This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are being furnished to shareholders of USF&G Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders. These proxy materials are being furnished on or about March 30, 1994 to all shareholders of record as of March 10, 1994.

     The following matters will be presented to the Corporation's shareholders at the Annual Meeting: (1) the election of the Board of Directors for the ensuing year, (2) a proposal to amend the Stock Incentive Plan of 1991, and (3) a proposal to approve the material terms of the performance goals of the Long-Term Incentive Program. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions and broker non-votes do not affect the plurality vote required for directors. Approval of proposals (2) and (3) requires the affirmative vote of a majority of the votes represented and entitled to vote at the meeting with a quorum present. Abstentions and broker non-votes will not be counted as votes cast, and accordingly will have the same effect as a vote against the proposals. Only holders of record of shares of Common Stock on March 10, 1994 will be entitled to vote at the meeting, and each share will have one vote. At the close of business on March 10, 1994, there were 85,208,006 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting.

     The expense of printing and mailing proxy materials will be borne by the Corporation. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Corporation. In addition, the Corporation has retained Georgeson & Co., Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $14,000 and will be reimbursed for expenses incurred in connection with its services. In some instances solicitations may be made by telephone or telegraph, the costs of which will be borne by the Corporation. The Corporation may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses in forwarding proxy materials to their principals.

     A shareholder giving the proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

                             ELECTION OF DIRECTORS

     Twelve (12) directors are to be elected. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast for the election of the persons listed below as directors. All of the proposed nominees are currently directors of the Corporation. Except for Mr. Michael J. Birck and Ms. Anne Marie Whittemore, all of the nominees were elected at the last meeting of shareholders. Mr. Birck and Ms. Whittemore were elected to the Board last year after the annual meeting of shareholders by the unanimous vote of the other members of the Board. Directors will be elected for a term of one year or until their successors are chosen and qualified.


     The table below presents information concerning persons to be nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors of the Corporation, time served as a director of the Corporation (or its predecessor), principal occupations or affiliations during the last five years, and certain other directorships held.

H. FURLONG BALDWIN...................  Member--Executive, Finance, and Nominating Committees. Director since
                                         1968.
                                       Chairman of the Board and Chief Executive Officer of Mercantile Bankshares
                                         Corporation. Mr. Baldwin, age 62, is also a director of Mercantile
                                         Bankshares Corporation, GRC International, Inc., Baltimore Gas &
                                         Electric Company and Conrail, Inc.
MICHAEL J. BIRCK.....................  Member--Compensation Committee. Director since 1993.
                                       President and Chief Executive Officer of Tellabs, Inc., a designer and manufacturer of voice and data equipment. Mr. Birck, age 56, is also a director of Tellabs, Inc. and Duplex Products, Inc.
NORMAN P. BLAKE, JR..................  Member--Executive Committee. Director since 1990.
                                       Chairman of the Board, President and Chief Executive Officer of the
                                         Corporation and of United States Fidelity and Guaranty Company ("USF&G
                                         Company"), the Corporation's principal subsidiary, since November 1990;
                                         formerly Chairman of the Board and Chief Executive Officer of Heller
                                         International Corporation, a commercial finance corporation. Mr. Blake, age 52, is also a director of Owens Corning Fiberglass Corporation and
                                         Enron Corporation.
GEORGE L. BUNTING, JR................  Member--Executive, Compensation, and Nominating Committees. Director since
                                         1978.
                                       President and Chief Executive Officer of Bunting Management Group, a
                                         private financial management company; formerly Chairman of the Board of
                                         Noxell Corporation, a consumer products manufacturer. Mr. Bunting, age
                                         53, is also a director of Bell Atlantic-Maryland, Inc., Crown Central
                                         Petroleum Corporation, Mercantile Bankshares Corporation and PHH
                                         Corporation.
ROBERT E. DAVIS......................  Member--Audit, Compensation and Nominating Committees. Director since
                                         1990.
                                       Managing Director of Axess Corporation, a manufacturer of specialty chemicals, film, and quality control instrumentation, since March 1991;
                                         formerly President and Chief Operating Officer of Sequa Corporation, a
                                         manufacturer of aerospace and industrial products, specialty chemicals, machinery and metal coatings. Mr. Davis, age 62, is also a director of
                                         H&R Block, Inc. and Rheometrics, Inc.

DALE F. FREY.........................  Member--Executive, Audit, and Finance Committees. Director since 1991.
                                       Vice President of General Electric Company; Chairman of the Board and
                                         President of General Electric Investment Corporation. Mr. Frey, age 61,
                                         is also a director of General Electric Financial Services, Inc. and
                                         Praxair, Inc.
ROBERT E. GREGORY, JR................  Member--Executive, Audit, and Compensation Committees. Director since
                                         1988.
                                       Chairman and Chief Executive Officer of The Gitano Group, Inc., an apparel marketer; formerly President of VF Corporation, an apparel manufacturer and distributor. Mr. Gregory, age 51, is also a director of The Gitano
                                         Group, Inc. and Globe Manufacturing, Inc.
ROBERT J. HURST......................  Member--Executive and Nominating Committees. Director since 1988.
                                       Mr. Hurst, age 48, is a management committee partner of Goldman, Sachs &
                                         Co., an investment banking firm, and a director of Sigma-Aldrich
                                         Corporation.
WILBUR G. LEWELLEN...................  Member--Compensation and Finance Committees. Director since 1992.
                                       Dr. Lewellen, age 56, is the Herman C. Krannert Distinguished Professor of
                                         Management at the Graduate School of Management at Purdue University.
HENRY A. ROSENBERG, JR...............  Member--Audit and Compensation Committees. Director since 1977.
                                       Chairman of the Board and Chief Executive Officer of Crown Central
                                         Petroleum Corporation. Mr. Rosenberg, age 64, is also a director of
                                         Crown Central Petroleum Corporation and Signet Banking Corporation.
LARRY P. SCRIGGINS...................  Member--Finance and Nominating Committees. Director since 1979.
                                       Mr. Scriggins, age 57, is a partner of the law firm of Piper & Marbury.
ANNE MARIE WHITTEMORE................  Member--Finance Committee. Director since 1993.
                                       Ms. Whittemore is a partner in the law firm of McGuire, Woods, Battle &
                                         Boothe. Ms. Whittemore, age 47, is a director of Owens & Minor, Inc.

                               STOCK OWNERSHIP OF
              CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table shows the number of shares of the Corporation's Common Stock beneficially owned by (i) each person known to the Corporation to beneficially own more than 5% of the outstanding Common Stock, (ii) each director, and (iii) each executive named in the Summary Compensation Table shown below under the caption "Compensation of Executive Officers and Directors". None of the beneficial holdings of Common Stock listed below represents in excess of 1% of the total issued and outstanding shares, other than shares beneficially owned by Trustees of General Electric Pension Trust and other entities advised by affiliates of General Electric Company, which shares represent 9.03% of the total issued and outstanding shares. The information set forth below has been calculated as of March 10, 1994. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                         NAME AND ADDRESS OF                            AMOUNT AND NATURE OF
                           BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP
- ----------------------------------------------------------------------  ---------------------
Trustees of General Electric Pension Trust and other entities advised
by affiliates of General Electric Company.............................          8,462,089(a)
  c/o General Electric Investment Corporation
  3003 Summer Street
  Stamford, CT 06904
H. Furlong Baldwin....................................................              8,000(b)(c)
Michael J. Birck......................................................              7,000
Norman P. Blake, Jr...................................................            407,563(d)
George L. Bunting, Jr.................................................             16,100(e)(c)
Robert E. Davis.......................................................                500(c)
Rhoda M. Dorsey.......................................................                767(c)
Dale F. Frey..........................................................              3,000(f)
Gary C. Dunton........................................................              2,000
Robert E. Gregory, Jr.................................................              5,000(c)
Dan L. Hale...........................................................             90,277(g)
Robert J. Hurst.......................................................              9,326(h)
Wilbur G. Lewellen....................................................              2,800(c)
John A. MacColl.......................................................             57,191(i)
Richard J. Potter.....................................................             65,871(j)
Henry A. Rosenberg, Jr................................................             48,582(k)
Larry P. Scriggins....................................................              2,177(c)
Anne Marie Whittemore.................................................                 --
George S. Wills.......................................................              2,004(c)
All Directors and Executive Officers as a Group (24 persons)..........            749,368(1)

- ---------------

NOTES

      (a)  As reflected in Schedule 13D filed by General Electric Pension Trust and other entities advised by affiliates of General Electric Company. Includes 8,316,008 shares of Common Stock issuable upon conversion of 1,000,000 shares of $10.25 Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"). The
           purchase agreement pursuant to which these shares were sold provides that so long as GE Investment Private
           Placement Partners I, Limited Partnership (the "GE Partnership") is the beneficial owner of any shares of
           Series B Preferred Stock or shares of Common Stock issued upon conversion of the Series B Preferred Stock, the Corporation will nominate and recommend as a candidate for election to the Board of Directors a person designated by the general partner of the GE Partnership who is reasonably acceptable to the then current
           Board of Directors of the Corporation. If the GE Partnership is no longer the beneficial owner of any such shares, then upon the expiration of the term of the director who had been so designated, this right to designate a nominee will be held by 50% or more of the shares of Series B Preferred Stock then held by certain designated holders. Mr. Frey was designated to serve as a director by the general partner of the GE
           Partnership pursuant to these provisions.

      (b)  Excludes shares held in various fiduciary capacities by the trust department of the bank or trust company of which the nominee is a director or executive officer.

                                             (Notes continued on following page)

(Notes continued from preceding page)

      (c)  At the last annual meeting, the shareholders approved the 1993 Stock Plan for Non-Employee Directors pursuant to which non-employee directors would receive a portion of their annual retainer fees and certain retirement benefits in the form of shares of Common Stock of the Corporation. The shareholdings listed in the table do not include the following fully vested Common Stock units: Mr. Baldwin, 18,651; Mr. Bunting, 7,100; Mr.
           Davis, 4,236; Ms. Dorsey, 20,598; Mr. Gregory, 3,850; Mr. Hurst, 4,228; Mr. Lewellen, 550; Mr. Rosenberg,
           16,200; Mr. Scriggins, 12,298; Mr. Wills, 11,600.

      (d)  Includes 352,497 shares subject to outstanding stock options which are exercisable within 60 days and 8,316 shares which may be acquired upon the conversion of 2,000 shares of the Corporation's Series C Cumulative
           Convertible Preferred stock (the "Series C Preferred Stock"). Includes 1,750 shares owned by minor children who share the same household as Mr. Blake.

      (e)  Includes 200 shares with respect to which Mr. Bunting disclaims ownership.

      (f)  Excludes shares held by General Electric Pension Trust and related entities as reflected in Note (a) above.

      (g)  Includes 86,277 shares subject to outstanding stock options which are exercisable within 60 days.

      (h)  Includes 3,326 shares which may be acquired upon the conversion of 800 shares of the Corporation's Series C
           Preferred Stock held by the Robert and Fern Hurst Foundation, of which Mr. Hurst is a Trustee. Mr. Hurst disclaims beneficial ownership of these shares.

      (i)  Includes 48,191 shares subject to outstanding stock options which are exercisable within 60 days.

      (j)  Includes 55,371 shares subject to outstanding stock options which are exercisable within 60 days and 2,500 shares with respect to which Mr. Potter disclaims beneficial ownership.

      (k)  Includes 33,698 shares owned by American Trading and Production Corporation, of which Mr. Rosenberg is a director and substantial stockholder.

      (l)  Subject to the Notes set forth above. Includes 558,969 shares subject to outstanding stock options which are exercisable within 60 days, and 11,642 shares which may be acquired upon the conversion of shares of Series C
           Preferred Stock. Excludes a total of 99,311 fully vested Common Stock units held by directors pursuant to the
           1993 Stock Plan for Non-Employee Directors. As a group, the directors own 800 shares (.02%) of Series C
           Preferred Stock of the Corporation. Officers of the Corporation as a group own 2,000 shares (.05%) of the
           Series C Preferred Stock.

                       BOARD AND BOARD COMMITTEE MEETINGS

     The Board of Directors held six meetings in 1993. All directors attended at least 75% of the aggregate number of the 1993 meetings of the Board and of the Committees on which they served, except for Ms. Whittemore. Ms. Whittemore was elected at the July 1993 meeting and was unable to attend one of the two 1993 Board meetings held after her election. The Board of Directors has established an Audit Committee, Finance Committee, Executive Committee, Nominating Committee and Compensation Committee.

     The Audit Committee assists the directors in fulfilling their responsibilities to shareholders and others relating to the corporate accounting and financial reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. The Audit Committee recommends the selection of independent accountants, reviews the independent accountants' and internal auditors' assessments of the adequacy of the Corporation's internal control system, reviews the scope and results of the internal and external audit process and performs other functions consistent with its responsibilities. The Audit Committee met five times in 1993.

     The Finance Committee assists the directors in fulfilling their responsibilities relating to the financial activities of the Corporation. The Finance Committee reviews financial and investment policies, capital structure, financial aspects of acquisitions and divestitures, and such other fiscal matters as may be appropriate. The Finance Committee met three times in 1993.

     The Executive Committee is responsible for exercising the authority of the Board of Directors, to the extent permitted by law, in the interval between meetings of the Board when an emergency issue or scheduling makes it difficult to convene all directors. The Executive Committee met five times in 1993.

     The Nominating Committee identifies and presents qualified persons for election or re-election to the Board of Directors. It advises the Board on director-related matters such as number, composition, compensation, committee assignments, and other related areas assigned by the Board or its Chairman. The Nominating Committee also reviews succession plans for executive officers. The Nominating Committee will consider nominees for election to the Board of Directors suggested by shareholders. Recommendations by shareholders should be forwarded to the Secretary of the Corporation and should identify the nominee by name and provide pertinent information concerning his or her background and experience. The Nominating Committee met three times in 1993.

     The Compensation Committee reviews and determines the salaries for executive and other senior officers, reviews various incentive compensation plans and determines the terms under which and to whom stock options are granted, including the number of shares and the option price to be paid. The Compensation Committee is also responsible for reviewing significant personnel compensation policies and benefit programs. The Compensation Committee met seven times in 1993.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table reflects the compensation for the year 1993 of each of the five highest paid persons who were executive officers at any time during 1993.

                                                                                      LONG-TERM COMPENSATION
                                                                                     ------------------------
                                                                                      NUMBER OF
                                                                                     SECURITIES
                                                           ANNUAL COMPENSATION       UNDERLYING
                                                       ----------------------------    OPTIONS       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR        SALARY        BONUS(A)       GRANTED    PAYOUTS(B)   COMPENSATION(C)
- ------------------------------------------  ---------  -------------  -------------  -----------  -----------  ---------------
Norman P. Blake, Jr.......................       1993  $   1,007,675  $   1,364,083     412,500       --        $   2,087,578
  President and Chief                            1992      1,018,463        575,000     155,000       --              129,308
  Executive Officer                              1991        892,455        350,000      75,000       --             --
  USF&G Corporation(d)
Dan L. Hale...............................       1993        338,654        327,285      33,000       --               34,385
  Executive Vice President-                      1992        306,734        150,000      51,868       --               31,714
  Chief Financial Officer                        1991        223,979        267,500      53,879       --             --
  USF&G Corporation(e)
Gary C. Dunton............................       1993        315,001        240,200      50,000       --              119,857
  Executive Vice President USF&G                 1992         20,596        125,000      --           --             --
  Company(e)                                     1991       --             --            --           --             --
Richard J. Potter.........................       1993        257,385        157,384      20,000       --               19,952
  Senior Vice President                          1992        249,577        110,000      29,934       --               20,326
  USF&G Company(e)                               1991        196,780         74,250      36,694       --             --
John A. MacColl...........................       1993        266,116        188,981      15,000       --               16,779
  Senior Vice President and                      1992        258,635         87,000      30,276       --               16,788
  General Counsel                                1991        228,120         48,750      22,176       --             --
  USF&G Corporation

- ---------------

NOTES

      (a)  Includes first year sign-on bonuses of $155,000 and $18,000 in 1991 for Messrs. Hale and Potter,
           respectively, and $225,200 for Mr. Dunton, $125,000 of which was payable in 1992 and $100,200 of which was payable in 1993. Also includes payments made in December 1993 under the Corporation's three-year Long Term
           Cash Incentive Plan of $713,283, $152,285, $85,384 and $90,981, respectively, to Messrs. Blake, Hale, Potter and MacColl. See Note (b) below.
                                                                              hA

                                             (Notes continued on following page)

                                       6

(Notes continued from preceding page)

      (b)  In 1991, the Corporation established a Long Term Cash Incentive Plan which provides for cash payments at the end of successive three-year cycles. However, under SEC reporting rules, payments under this plan are reported as annual bonus payments since awards accrue based upon one year financial goals and are subject to forfeiture only if the employment relationship is terminated prior to the end of the three-year cycle. See
           Note (a) above. Beginning with the three-year cycle which started January 1, 1994 and assuming shareholder approval, this cash incentive plan will be replaced with the Long-Term Incentive Program, which is a stock based plan under which payments are based upon three-year cumulative operating income targets.
      (c)  Includes matching contributions made by the Corporation during 1993 to the Corporation's Capital Accumulation
           Plan (a 401(k) plan) of $2,894, $4,497, $4,497, and $2,750, $2,736, respectively, for Messrs. Blake, Hale,
           Dunton, Potter and MacColl. Also includes premiums paid for split dollar life insurance policies during 1993 for Messrs. Blake, Hale, Dunton, Potter and MacColl of $134,684, $29,888, $21,420, $17,202 and $14,043,
           respectively. A relocation payment of $93,940 in 1993 is included with respect to Mr. Dunton. Disclosure with respect to 1991 is not required under transition rules adopted by the SEC.
      (d)  In November 1993, the Corporation entered into an agreement with Mr. Blake pursuant to which he extended his term of employment for three years beyond the two years then remaining on his employment contract. Mr. Blake also agreed to waive a portion of his base salary. In connection with these arrangements he was granted
           300,000 stock options, subject to shareholder approval of the amended Stock Incentive Plan of 1991, and a deferred cash award of $1,950,000, subject to adjustment or forfeiture in certain circumstances. This deferred cash award is reflected in "All Other Compensation" for 1993. See "Employment Agreements" and
           "Compensation Committee Report."
      (e)  Mr. Dunton began his employment in 1992 and information is therefore not reflected for 1991. Messrs. Hale and
           Potter began their employment in 1991.

STOCK OPTION GRANTS IN 1993

     The following table provides information on option grants in 1993 to the named executive officers.

                                                 NUMBER OF       % OF TOTAL
                                                SECURITIES         OPTIONS       EXERCISE
                                                UNDERLYING       GRANTED TO       OR BASE                 GRANT DATE
                                              OPTIONS GRANTED   EMPLOYEES IN       PRICE     EXPIRATION     PRESENT
     NAME                                       IN 1993(A)       FISCAL YEAR      ($/SH)        DATE       VALUE(B)
- --------------------------------------------  ---------------  ---------------  -----------  -----------  -----------
Norman P. Blake, Jr.(c).....................       112,500              7.8%     $   13.75      02/27/03   $ 733,200
                                                   150,000             10.4          13.00      11/11/03     846,300
                                                   150,000             10.4          16.25      11/11/03     772,200
Dan L. Hale.................................        33,000              2.3          13.75      02/27/03     215,100
Gary C. Dunton..............................        50,000              3.5          14.31      02/04/03     332,000
Richard J. Potter...........................        20,000              1.4          13.75      02/27/03     130,400
John A. MacColl.............................        15,000              1.0          13.75      02/27/03      97,800

- ---------------

NOTES


                                       7
(Notes continued from preceding page)
      (a)  Options are exercisable for shares of the Corporation's Common Stock. One-third of the options are exercisable after one year, two-thirds are exercisable after two years, and all of the granted options are exercisable after three years, except for 300,000 of the options granted to Mr. Blake, which are described in
           Note (c) below, and the 50,000 options granted to Mr. Dunton in connection with his agreement to join the
           Corporation, which are 50% exercisable after two years, 75% after three years, and 100% after four years. All options vest immediately if any person acquires 30% or more of the outstanding shares, if the Corporation's shareholders approve a merger, consolidation or sale of substantially all of the Corporation's assets, or if any shares are acquired pursuant to a tender offer (so called "fundamental changes"). All of the options granted were granted at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant, except for the 150,000 options granted to Mr. Blake at an option price of $16.25 per share, which were granted at an exercise price which exceeded the fair market value of the Corporation's

                                             (Notes continued on following page)


           Common Stock on the date of grant by $3.25 per share.
      (b)  Based on the Black-Scholes option pricing model assuming expected volatility equal to three-year average volatility of .44, expected dividend yield equal to average three-year dividend yield of 1.86%, risk free interest rate of 6%, an option term of ten years, and 3% discount for risk of forfeiture during the respective vesting periods. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised; accordingly, there is no assurance that the executive will realize the values set forth above.
      (c)  In connection with the arrangements under which Mr. Blake extended his term of employment for three years and waived a portion of his salary, as described more fully below, Mr. Blake was granted, subject to approval by shareholders of amendments to the Stock Incentive Plan of 1991, options to acquire 300,000 shares: 150,000 shares with an exercise price of $13.00 per share and 150,000 shares with an exercise price of $16.25 per share. These options are not exercisable until December 31, 1998, except in the event of death, permanent disability, termination of employment by the Corporation without serious cause, or a fundamental change.

AGGREGATE OPTION EXERCISES IN 1993 AND YEAR-END VALUES

     The following table provides information on option exercises in 1993 by the named executive officers and the value of such officers' unexercised options.

                                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT 12/31/93            AT 12/31/93 (A)
                                SHARES ACQUIRED      VALUE      --------------------------  ----------------------------
     NAME                         ON EXERCISE    REALIZED 1993  EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  ---------------  -------------  -----------  -------------  -------------  -------------
Norman P. Blake, Jr...........        --              --           237,500        605,000   $   1,322,750   $ 1,481,525
Dan L. Hale...................        --              --            44,808         93,939         243,163       368,258
Gary C. Dunton................        --              --            --             50,000        --              31,500
Richard J. Potter.............        --              --            30,782         55,846         136,108       217,302
John A. MacColl...............        --              --            27,147         47,088         110,224       191,149

- ---------------

NOTE

      (a)  The value of in-the-money options was determined by taking the difference between $14.94 per share, which was the fair market value of the Common Stock on December 31, 1993, and the exercise price of each option. The market value of the Corporation's Common Stock on December 31, 1993 was determined by taking the average of the reported high and low prices of the Common Stock on that date.

PENSION PLANS

     The Corporation has a non-contributory, defined benefit pension plan which provides employees of the Corporation and designated subsidiaries with retirement benefits beginning at the normal retirement age of 65. The Corporation also maintains a supplemental retirement plan for senior executives which provides benefits that would otherwise be paid to them under the pension plan but for certain limitations imposed by the Internal Revenue Code. The following table shows the estimated benefits that would be payable at normal retirement age under the pension plan and the supplemental retirement plan if an individual had the specified years of service with the Corporation or designated subsidiaries and levels of average compensation covered by the plans.

                                    ESTIMATED ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED
   AVERAGE                      ---------------------------------------------------------------
COMPENSATION                     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- -------------                   -----------  -----------  -----------  -----------  -----------
 $   150,000   ...............  $    32,000  $    43,000  $    54,000  $    65,000  $    75,000
     175,000   ...............       38,000       51,000       63,000       76,000       88,000
     200,000   ...............       44,000       58,000       73,000       87,000      102,000
     225,000   ...............       49,000       66,000       82,000       98,000      115,000
     250,000   ...............       55,000       73,000       91,000      110,000      128,000
     300,000   ...............       66,000       88,000      110,000      132,000      154,000
     350,000   ...............       77,000      103,000      129,000      155,000      180,000
     400,000   ...............       89,000      118,000      148,000      177,000      207,000
     450,000   ...............      100,000      133,000      166,000      200,000      233,000
     500,000   ...............      111,000      148,000      185,000      222,000      259,000
     600,000   ...............      134,000      178,000      223,000      267,000      312,000

     Compensation for purposes of computing benefits under these plans is generally the average, over the entire period of an employee's service with the Corporation and its designated subsidiaries, of salary and annual incentive bonuses. Benefits are computed on the basis of a straight life annuity and are not subject to any deduction or offset for Social Security or other benefits. Mr. Blake is effectively covered under a separate plan, described below. For purposes of calculating average annual compensation under these plans, 1993 compensation is as reported under the "Annual Compensation--Salary" and "Bonus" columns in the Summary Compensation Table, except that sign-on bonuses and payments under the Long Term Cash Incentive Plan reported under the "Bonus" column are excluded. Accordingly, 1993 compensation for calculating benefits for Messrs. Hale, Dunton, Potter and MacColl is $513,654, $455,001, $329,385 and $364,116, respectively. The estimated credited years of service for each of such individuals is as follows: Mr. Hale, three years; Mr. Dunton, one year; Mr. Potter, three years; and Mr. MacColl, five years.

     A supplemental retirement contract with Mr. Blake provides a retirement benefit which, when combined with benefits from the Corporation's pension plan and his prior employer's pension plan, equals a life annuity beginning at age 65 of 60% of his highest consecutive three years' average annual covered compensation. Prior to November 26, 1993, covered compensation was equal to his salary plus annual incentive bonus. Although Mr. Blake voluntarily agreed to waive a substantial portion of his base salary payable after that date as described elsewhere in this proxy statement, salary for purposes of the supplemental retirement contract will be determined without regard to that waiver. Because the waiver was effective beginning November 26, 1993, however, there is no substantial difference between 1993 covered compensation and salary and bonus disclosed in the Summary Compensation Table for 1993, except that the $713,283 payment made under the Long Term Cash Incentive Plan is excluded for purposes of calculating pension benefits. Estimated annual retirement benefits payable to Mr. Blake at age 65 would be $1,015,251 based upon 1993 covered compensation of $1,692,085, and $1,218,301 if average annual covered compensation increased to $2,030,502. If Mr. Blake voluntarily terminates employment or is terminated for serious cause, in either case before November 26, 1995, no benefits will be paid under this supplemental retirement contract, although he would be entitled to an annual benefit estimated to be $15,600 payable in the form of a life annuity at age 65, under the Corporation's defined benefit pension plan described above if such termination occurred after he completed five years of service for vesting purposes (approximately May 1, 1994) but before November 26, 1995.

     Pursuant to Mr. Dunton's employment agreement, the Corporation has agreed to purchase an annuity which would pay him a retirement benefit of $20,000 per year if he does not vest in the Corporation's defined benefit pension plan. This obligation will terminate at the time of vesting.

EMPLOYMENT AGREEMENTS

     In connection with Mr. Blake's employment by the Corporation in November 1990 as Chief Executive Officer, the Corporation entered into an initial employment agreement for a five-year term under which Mr. Blake was employed at a salary of $909,500, $973,175 and $1,041,285, respectively, for the first three years, with subsequent increases at the discretion of the Board of Directors. Under this agreement, Mr. Blake received a fixed bonus, "make-whole" payments, and a stock option award in 1990. Subsequent bonus awards and option grants are reviewed and approved by the Compensation Committee and the Board of Directors.

     In November 1993, Mr. Blake entered into a new employment agreement which extended his term of employment for an additional three year term. At the same time Mr. Blake also agreed to waive salary in excess of $750,000 and $800,000, respectively, for the final two years of his initial employment agreement. The new employment agreement, which extends through December 31, 1998, provides for base salary of $850,000 in the first year of the new term and $900,000 and $950,000, respectively, in the second and final years. In the event Mr. Blake's employment is terminated by the Corporation for reasons other than serious cause, he is nevertheless entitled to be paid his salary for the remainder of the extended term and receive benefits under all incentive, profit sharing, certain bonus and other executive and employee benefit plans. Provisions concerning health and other insurance and similar benefits as well as non-competition arrangements are included in both the initial and the new employment contracts. All other benefits, including bonuses, stock option grants, insurance and retirement benefits, will be determined without regard to the waiver of a portion of his salary and will be based on the pre-reduced salary with such increases as the Board deems appropriate in light of increases awarded to other executive officers generally and Mr. Blake's individual performance.

     Also, in November 1993, Mr. Blake was awarded 300,000 stock options, 150,000 of which were awarded at an exercise price which was then $3.25 per share above the fair market value of the Corporation's Common Stock and 150,000 of which were awarded at an exercise price equal to such fair market value. The latter options were granted in tandem with a deferred cash award of $1,950,000, which was determined by multiplying 150,000 by $13.00, which was then the fair market value of the Corporation's Common Stock. The deferred cash award is subject to adjustment so that in combination with the award of 150,000 stock options at an exercise price of $13.00 per share, Mr. Blake received an award which was substantially equivalent to an award of 150,000 shares of restricted stock.

     The stock options were granted subject to approval by shareholders of amendments to the Stock Incentive Plan of 1991, as described elsewhere in this Proxy Statement. The stock options and deferred cash award described above are subject to complete forfeiture and do not vest until December 31, 1998, which is the end of the extended term of employment, except in the event of Mr. Blake's death, permanent disability, termination by the Corporation without serious cause or certain fundamental changes described above under the caption "Stock Option Grants in 1993."

     The Corporation also entered into a letter of employment with Mr. Dunton in connection with his agreement to join the Corporation in December 1992. The letter sets forth his annual salary, sign-on, relocation and other bonuses and 1993 stock options, all of which are reflected in the Summary Compensation Table. The letter also provides for the purchase of an annuity to fund the retirement benefit described above in the event Mr. Dunton does not vest in the Corporation's defined benefit plan. Under the terms of this letter, Mr. Dunton is entitled to a severance payment equal to one year's salary in the event he is terminated during the first two years of employment for other than performance reasons.

DIRECTORS' FEES

     Directors who are not officers of the Corporation or its affiliates are paid $800 per committee meeting attended and $1,000 for attending board meetings. The annual retainer has been established as follows: directors of the Corporation, $23,000; Chairperson of the Audit Committee, $7,500; Chairperson of the Compensation, Nominating and Finance Committees, $5,000 each; other members of the Audit, Finance, Nominating and Compensation Committees, $3,000; and any member of the Executive Committee not serving as a Chairperson of any other committee, $3,000.

     Under the 1993 Stock Plan for Non-Employee Directors (the "Stock Plan"), which was approved by shareholders at the 1993 annual meeting, directors receive shares of Common Stock in lieu of one-half of the regular $23,000 retainer, except that directors may elect to receive the entire cash retainer in lieu of stock units in 1993 and 1994. The number of shares credited per year is the lesser of 1,000 or the number of shares equal to $23,500 divided by the fair market value of the Corporation's Common Stock on the crediting date. Directors may elect to defer receipt of these shares, in which event they will be credited with an equal number of stock units which are payable in shares at a later date.

     The Stock Plan also provides a retirement benefit payable to directors in stock. The retirement benefit vests incrementally over ten years and the number of shares payable upon retirement after full vesting is equal to $50,000 divided by the fair market value of the stock on the date the director is first elected to the Board. Directors who elected to waive their right to participate in a prior retirement arrangement will instead receive upon retirement a number of shares valued at the actuarial equivalent of the benefit otherwise payable under the prior arrangement.

     Directors may also elect to defer receipt of cash fees and retainers. Deferred amounts may be paid in shares of Common Stock or cash. Cash amounts deferred are credited with interest at a short term U.S. Treasury rate.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     It is the philosophy of the Corporation to ensure that executive compensation is directly linked to sustained improvements in corporate performance and increases in shareholder value as measured by the Corporation's stock price. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

          Provide a competitive total compensation package that enables the Corporation to attract and retain the key executive talent needed to accomplish its corporate goals.

          Integrate all pay programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

          Provide variable compensation opportunities that are directly linked with the performance of the Corporation and that align executive remuneration with the interests of the shareholders.

     In addition, the Compensation Committee has considered the impact of a newly enacted provision of the Internal Revenue Code of 1986 (the "Code"), which in certain circumstances disallows compensation deductions in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation, commissions, and certain other forms of compensation. The Compensation Committee has determined that the Corporation's incentive compensation plans should comply, to the extent practicable, with the Code's requirements for performance-based compensation to ensure that the Corporation will be entitled to full deductibility of all compensation paid under those plans. One of these requirements is that the shareholders approve the material terms of performance goals for certain executive compensation plans. To satisfy this requirement, the shareholders are asked to approve the material terms of a new Long-Term Incentive Program and certain proposed amendments to the Stock Incentive Plan of 1991, which are separately described in this Proxy Statement.

COMPENSATION PROGRAM

     The Compensation Committee is responsible for reviewing the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation. The components of the compensation program for executives are described below.

          Base Salary--The factors considered in determining the appropriate salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives. Each executive's salary is reviewed annually. Adjustments may be recommended based upon individual performance and overall corporate results.

          Annual Incentive Compensation--Cash bonuses are paid annually based upon individual performance and relevant corporate performance measures such as net income and combined ratios. These performance measures vary depending upon the executive and the related line of business. Bonuses are paid only if the Corporation has met certain performance targets established by the Compensation Committee at the beginning of the year. Target awards are established for each position as a percentage of base salary, and performance is assessed at the end of the year. For the executives named in the Summary Compensation Table, net income was the principal corporate performance measure used to determine bonus amounts. The Compensation Committee has established targets of 30% to 35% of base salary for possible bonus amounts for senior vice presidents and 40% for possible bonus amounts for executive vice presidents. These amounts are subject to adjustment depending upon actual corporate performance relative to the targets established at the beginning of the year and on individual performance. The adjustment may reduce the award to as low as zero or increase it to as high as one and one-half times the target level. After eliminating cash bonuses payable under the Corporation's Long Term Cash Incentive Plan described below, all of the bonuses paid to the executives named in the Cash Compensation Table included in this Proxy Statement were within these ranges.

          Stock Options--Stock options granted under the Corporation's stock incentive plans for management, all of which have previously been approved by shareholders, provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with the Corporation's shareholders. Accordingly, each executive's total compensation is highly dependent upon stock performance. Option exercise prices are set at 100% of fair market value on the date of grant and the options expire after 10 years. The annual options granted by the Committee vest over a period of three years in order to encourage management continuity and better tie compensation to long-term stock value. Executives are generally granted stock options annually. The value of stock options granted to executive officers is fixed at a percentage of salary, with the value of the options established by using the Black-Scholes option valuation model, using the assumptions specified in the footnotes to the table in this Proxy Statement entitled "Stock Option Grants in 1993". This percentage is between 25% and 35% of salary for senior vice presidents and 50% of salary for executive vice presidents. These percentages are subject to adjustment to as low as zero or as high as one and one-half of the target, depending upon the executive's prior year's performance and potential for future contribution.

          Long-Term Incentive Plans--Under the Corporation's existing Long Term Cash Incentive Plan, executives are entitled to a cash payment at the end of successive three year periods if the Corporation has achieved specified annual net operating income targets established by the Compensation Committee. The actual amount payable depends upon corporate net operating income relative to the net operating income targets established by the Committee, subject to caps on the maximum amount payable. A target amount to be paid to each plan participant is established as a percentage of the participant's salary. For the executives named in the Summary Compensation Table, that target ranges from 35% to 50% of salary. Beginning with the three year cycle starting in 1994 and ending in 1996, awards under the existing Long Term Cash Incentive Plan will be replaced with awards under the new Long-Term Incentive Program ("LTIP"), subject to shareholder approval of the proposed amendments to the Stock Incentive Plan of 1991 and the material terms of the performance goals for the LTIP. The LTIP will tie compensation to three-year cumulative operating income targets established at the beginning of each cycle. Compensation payable under the new LTIP will be payable only at the end of each three-year cycle and then only in shares of Common Stock.

     The Compensation Committee attempts to establish base salary levels consistent with the median base salary for executives in similar positions within a peer group of approximately twenty-five public and non-public insurance companies. Total compensation, however, is weighted more heavily toward incentive compensation by attempting to establish annual bonuses, stock options and long-term compensation at levels within the top quartile of this peer industry group. The increased weighting toward incentive and stock-based compensation reinforces the connection between shareholder interests and executive pay. The Compensation Committee believes that overall executive compensation levels are currently within the top quartile of this peer group. A separate analysis comparing the Corporation's compensation for its most senior executives excluding Mr. Blake to that of nine of the twelve companies included in the Moody's P&C Insurance Group places their compensation level generally in the 75th to 90th percentiles of this smaller group.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Blake joined the Corporation on November 27, 1990. The selection by the Board of Mr. Blake was made in light of the Corporation's circumstances, requiring significant redirection and restructuring of the Corporation, and in light of Mr. Blake's experience, record and reputation in the financial services industry.

     At the time Mr. Blake joined the Corporation, the Board approved a five-year employment contract, which established his annual salary at the amount which he was receiving prior to joining the Corporation, subject to specified increases. During 1993, the Committee initiated a three year extension of Mr. Blake's employment term. The Committee sought to ensure that Mr. Blake would continue in his current capacity at the end of his initial employment contract which expires next year. Mr. Blake is nationally recognized for his efforts in leading corporate restructurings and the Committee believed it was important to the long-term success of the Corporation to assure continuity of management beyond Mr. Blake's initial five year term.

     The Committee also sought to further emphasize stock based compensation and reduce annual cash payments as components of Mr. Blake's total compensation. Accordingly, the Committee awarded Mr. Blake 300,000 stock options, 150,000 of which were awarded at an exercise price which was then $3.25 per share above the fair market value of the Corporation's Common Stock and 150,000 of which were awarded at an exercise price equal to such fair market value. The latter options were granted in tandem with a deferred cash award, the amount and payment of which is based on the value of the shares subject to that option in order to provide an incentive which is substantially equivalent to an award of 150,000 shares of restricted stock. In determining the number of stock options and restricted share equivalents to be awarded to Mr. Blake, the Compensation Committee considered, among other things, the present value of the salary reductions, the present value of the deferred cash award, the importance of retaining Mr. Blake's services for an additional three years, and Mr. Blake's risk of total forfeiture if he voluntarily terminates his employment with the Corporation prior to December 31, 1998. All of the stock options were granted subject to shareholder approval of the proposed amendments to the Stock Incentive Plan of 1991, described in this Proxy Statement.

     The options and deferred cash award described above are subject to complete forfeiture and generally do not vest until December 31, 1998, which is the end of the extended term of employment. At the same time, Mr. Blake agreed to a substantial waiver of his salary. As a result of the waiver, Mr. Blake's annual base salary, which was $1,041,285 for the year ending November 26, 1993, was reduced to $750,000 and $800,000 for the years ending November 26, 1994 and 1995, respectively. The Committee believes that these arrangements will ensure the desired management continuity over the next five years and align Mr. Blake's total compensation more closely to shareholder interests by increasing his stock based compensation as a proportion of his total compensation. Since Mr. Blake's cash bonus, annual stock option awards and other compensation are based on targeted percentages of his salary, and in order to provide such benefits on a basis which is equitable and consistent with the Corporation's prior contractual commitment to Mr. Blake, these grants will continue to be based on his pre-reduction salary arrangements.

     The Compensation Committee established Mr. Blake's target annual cash bonus for 1993 at 50% of his base salary, subject to reduction to as little as zero or as much as 75% of base salary. The actual cash bonus of $650,800, representing approximately 62% of his pre-reduction salary, was based principally on the fact that the Corporation's operating income for 1993 exceeded the target established by the Committee at the beginning of the year, although the Committee also considered the continued appreciation of the Corporation's stock price during 1993, as reflected in the three-year Stock Performance Graph set forth in this Proxy Statement, and subjective judgments regarding Mr. Blake's overall performance and contribution to the Corporation.

     During 1993, Mr. Blake's compensation was analyzed for the Committee by a nationally recognized compensation consulting firm. The analysis showed that Mr. Blake's targeted total compensation was in the top 90% of a designated stock insurance company group which made up nine of the twelve companies included in the Moody's P&C Insurance Group. The Committee concluded that Mr. Blake's compensation arrangements are appropriate in light of his continuing performance as chief executive officer and improvements in the Corporation's profitability.

                                          COMPENSATION COMMITTEE
                                          George L. Bunting, Jr., Chairman
                                          Michael J. Birck
                                          Robert E. Davis
                                          Robert E. Gregory, Jr.
                                          Wilbur G. Lewellen
                                          Henry A. Rosenberg, Jr.

                            STOCK PERFORMANCE GRAPHS

     The graphs below compare cumulative total return of the Corporation's Common Stock, the S&P 500 Index and the Moody's P&C Insurance Group over a five-year period (in the first graph) and over a three-year period (in the second graph). Cumulative total return is calculated assuming reinvestment of dividends. The second graph, showing a three-year period, has been included to reflect stock price performance since December 31, 1990, in light of Mr. Blake becoming Chief Executive Officer in November, 1990 and the hiring of a substantially new team of executive officers since that date. This second graph is presented as a part of the Compensation Committee Report. The stock price performance on these graphs is not necessarily indicative of future performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG USF&G, S&P 500 AND MOODY'S P&C INSURANCE GROUP

                COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURN
              AMONG USF&G, S&P 500 AND MOODY'S P&C INSURANCE GROUP

                             PROPOSAL TO AMEND THE
                          STOCK INCENTIVE PLAN OF 1991

     The Board of Directors proposes that the shareholders of the Corporation approve the amendment of the Corporation's Stock Incentive Plan of 1991 (the "Plan") to increase the number of shares of Common Stock that may be issued pursuant to the Plan and to a single participant and to expand the nature and types of awards that may be granted under the Plan. The Plan was originally approved by the shareholders at the annual meeting held on May 22, 1991. The following is a fair and complete summary of the Plan as proposed to be amended and the material differences between the current Plan and the Plan as proposed to be amended; it is qualified in its entirety by reference to the full text of the Stock Incentive Plan as proposed to be amended, which is attached to this Proxy Statement as Exhibit A.

GENERAL

     Purpose: The purpose of the Plan as proposed to be amended is to provide officers and other key employees of the Corporation and its subsidiaries with an additional incentive to continue and increase their efforts with respect to the Corporation and to develop a personal and active interest in the broader growth and greater financial success of the Corporation.

     Shares Available under the Plan: The amendments to the Plan will increase the number of shares of Common Stock of the Corporation issuable under the Plan by an aggregate of 4,000,000 shares. Currently, the maximum number of shares of Common Stock issuable under the Plan is 3,000,000, with no more than 300,000 issuable to a single individual. As amended, the Plan would allow for the issuance of an aggregate of 4,000,000 shares on or after April 1, 1994, with the limitations on the number of shares issuable prior to April 1, 1994 increased to 700,000 and to 500,000 thereafter. It is expected that the maximum number of stock options issuable under the Plan as currently in effect will have been issued prior to April 1, 1994. As of March 25, 1994, the fair market value of a share of the Corporation's Common Stock determined by averaging the high and low sale prices on such date as reported on the New York Stock Exchange Composite Index was $14 5/8 per share. These limits are subject to adjustment to reflect certain subsequent stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares and the like. Any shares subject to an award that expires before they are exercised, surrendered, canceled, forfeited, or otherwise reacquired under the Plan, will again be subject to issuance pursuant to future awards under the Plan.

     Administration: The Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Plan as proposed to be amended gives the Compensation Committee broad authority to determine the persons to whom, and the time or times at which, awards will be granted or expire under the Plan, the types of awards to be granted, the number of shares of Common Stock to be covered by each award, and all other terms and conditions for awards granted under the Plan. The Compensation Committee also would be given discretion to waive or modify the terms and conditions of outstanding awards, except that the Compensation Committee is generally prohibited from taking any action to increase or decrease the exercise price of any outstanding stock options.

     Participation: Officers and other key employees selected by the Compensation Committee are eligible to participate in the Plan. As of December 31, 1993, approximately 212 employees of the Corporation, including all executive officers, were both eligible to participate and had received awards under the Plan.

TYPE OF AWARDS

     Currently, only options and restricted stock awards are permitted under the Plan. Amendment of the Plan would allow options, stock appreciation rights, stock awards and performance awards to be granted. These awards may be granted separately or in tandem with other awards, or in lieu of other compensation payable to Plan participants either at the election of the Committee or, under rules approved by the Committee, at the election of the Plan participant.

     Options: The proposed Plan amendment allows the Committee to grant either incentive stock options ("qualified options"), which are qualified under section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify under any section of the Code ("non-qualified options"). Options may be granted with exercise prices not less than 100% of the fair market value of the underlying Common Stock. The proposed amendment gives the Committee more discretion to set the terms of each option, including the expiration, vesting and exercise dates. The option exercise price may be paid in cash, by tender of shares of Common Stock, by a combination of cash and stock or, under the Plan as proposed to be amended, by any other means the Compensation Committee approves.

     Stock Appreciation Rights: The amended Plan would permit awards of stock appreciation rights, which currently are not issuable under the Plan. Stock appreciation rights provide the right to receive a payment in cash, Common Stock or a combination of both, equal to the difference between the fair market value of a specified number of shares of Common Stock on the grant date and the fair market value of such shares on the date of exercise.

     Stock Awards: Awards of Common Stock would be permitted with or without payment of consideration by the participant. The Compensation Committee, however, may not authorize the issuance on or after April 1, 1994 of more than 2,000,000 shares of restricted stock. Any participant who accepts a restricted stock award must agree to remain in the employment of the Corporation for a period determined by the Compensation Committee, which shall be at least one year, unless waived by the Compensation Committee or in the event of death, retirement, permanent disability or other events specified by the Compensation Committee. A stock award may be denominated in shares of Common Stock, units of Common Stock or stock-equivalent units and may be paid in Common Stock, in cash or in a combination of Common Stock and cash. All or part of any stock award may be subject to such other conditions and restrictions which the Committee shall specify.

     Performance Awards: The Committee would be permitted to make performance awards payable in Common Stock, cash or a combination thereof upon attainment of one or more performance goals established by the Committee. Performance goals may be based upon the Corporation's operating income or one or more other business criteria selected by the Committee that apply to an individual or group of individuals, a business unit or the Corporation as a whole, over such performance period as the Committee may designate. The Proposal to Approve Material Terms of Performance Goals for the Long-Term Incentive Program (the "LTIP") separately described in this Proxy Statement provides for performance awards under the Plan as proposed to be amended.

AWARDS UNDER THE PLAN

     Because participation and the types of awards granted under the Plan as proposed to be amended are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the amendments are approved are not currently determinable. However, as described in the Compensation Committee Report, options to purchase 300,000 shares granted to Mr. Blake are subject to approval by the shareholders of the proposed Plan amendment to increase the limitation on the number of shares that may be issued under the Plan to a single individual. In addition, absent approval of the proposed amendments to the Plan, the individual participant limitations set forth in the Plan and in the other stock incentive plans previously approved by shareholders would operate to severely restrict the number of future stock incentive grants available to be awarded to Mr. Blake, including 115,855 stock options awarded to Mr. Blake in February 1994, subject to shareholder approval of the Plan amendments. Finally, the description of the LTIP proposal below includes a table which describes the maximum number of shares that may be issued as performance awards for the three-year performance period beginning in 1994 under this Plan if the

Plan amendments and the material terms of the LTIP are approved and the performance targets specified by the Compensation Committee are attained.

     Set forth below is certain information regarding stock option grants which were made in 1993, all of which, with respect to the named executive officers, is reflected on the tables included under the captions "Compensation of Executive Officers and Directors--Stock Option Grants in 1993" and "--Aggregate Options Exercised in 1993 and Year-End Values":

                        STOCK OPTION AWARDS MADE IN 1993

                                                                         STOCK OPTIONS
     NAME AND POSITION                                                 AWARDED IN 1993(A)
- ---------------------------------------------------------------------  ------------------
Norman P. Blake, Jr..................................................         412,500(b)
  President and Chief Executive Officer
Dan L. Hale..........................................................          33,000
  Executive Vice President--Chief Financial Officer
Gary C. Dunton.......................................................          50,000(c)
  Executive Vice President
Richard J. Potter....................................................          20,000
  Senior Vice President
John A. MacColl......................................................          15,000
  Senior Vice President and General Counsel
Executive Officers as a Group........................................         586,612
Non-Executive Officers and Employees as a Group......................         806,670

- ---------------

NOTES

      (a)  All options were granted at exercise prices which equaled or exceeded the fair market value of the
           Corporation's Common Stock on the date of grant and are subject to vesting requirements.
      (b)  As previously described, 300,000 of such grants are subject to approval by shareholders of the proposed amendments to the Plan and represent one-time grants in connection with a waiver of a portion of Mr. Blake's base salary. See "Employment Agreements" and "Compensation Committee Report."
      (c)  Sign-on and 1993 stock options.

AMENDMENT AND TERMINATION

     The Board of Directors, at any time and from time to time, may amend, modify or discontinue the Plan or waive any of its provisions, except that no such amendment, modification, waiver or discontinuance may revoke or alter the terms of any valid award previously granted under the Plan without the consent of the holder of that award or except to the extent required by law. Any amendment which would materially increase the benefits accruing to participants under the Plan, materially increase the number of securities which may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan, in each case with respect to individuals subject to
Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") or, any amendment that materially modifies the provisions of the Plan relating to qualified options, will not become effective without the approval by a vote of the shareholders of the Corporation. No such amendment shall increase or decrease the exercise price of any outstanding stock options granted under the Plan. The Plan terminates automatically on May 22, 2001, the tenth anniversary of the date on which the Plan was originally approved by the shareholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the current Federal income tax treatment of the qualified and non-qualified stock options, stock appreciation rights, and stock and performance awards which would be authorized to be granted under the Plan based upon the current provisions of the Code and regulations promulgated thereunder. The discussion set forth below, insofar as it relates to the deductibility of any compensation payable under the Plan, is subject to the paragraph captioned "Disallowance of Deductions" relating to compensation in excess of $1,000,000 payable to certain executive officers.

     Qualified Stock Options: Qualified stock options under the Plan are intended to meet the requirements of section 422 of the Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and the Corporation will be allowed no deduction as a result of such exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Corporation or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

     If the option holder fails to comply with the employment or holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, an equivalent deduction will be allowed to the Corporation in the same year.

     Non-Qualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a non-qualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. Option holders subject to Section 16 of the Exchange Act may not recognize income until six months after the grant date if the option is exercised during that period, unless the participant elects to recognize income in the year the stock is received by making a timely election under Section 83(b) of the Code. The option holder's basis in such shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

     Stock Appreciation Rights: The grant of a stock appreciation right will not result in income tax consequences to the Corporation or to the grantee. A grantee who exercises a stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received on the date of exercise, and the Corporation will be entitled to a deduction in the same amount.

     Stock and Performance Awards: Stock and performance awards granted under the Plan and paid in Common Stock will constitute ordinary income to the recipient, and a deductible expense to the Corporation, in the year paid if the stock is then transferable and not subject to forfeiture restrictions or in the first year in which transfer or forfeiture restrictions lapse unless the participant elects to recognize income in the year the stock is received by making a timely election under Section 83(b) of the Code. If such an election is not made, the amount of the taxable income and corresponding deduction for the Corporation will be equal to the fair market value of the stock on the date restrictions lapse. The Corporation is also allowed a deduction for dividends paid to participants (provided they have not elected to recognize income at the time of the award) on stock while the restrictions remain in force. Stock awards structured as stock equivalent units and payable in cash or in Common Stock will be treated for federal income tax purposes in substantially the same manner as stock appreciation rights.

     Disallowance of Deductions: Beginning in 1994, the Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation's shareholders. As a result, if the shareholders of the Corporation approve the proposed amendment of the Plan, the deduction limitation should not apply with respect to amounts otherwise deductible by the Corporation on account of options and stock appreciation rights granted under the Plan. In addition, assuming the shareholders approve the Proposal to Approve Material Terms of Performance Goals for the Long-Term Incentive Program ("LTIP") separately described in this Proxy Statement, compensation payable under the LTIP which is otherwise deductible should not be subject to the deduction limitation.

     THE AFFIRMATIVE VOTES OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING WILL BE REQUIRED TO APPROVE THE AMENDMENT OF THE STOCK INCENTIVE PLAN OF 1991. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT OF THE PLAN.

                     PROPOSAL TO APPROVE MATERIAL TERMS OF
               PERFORMANCE GOALS FOR LONG-TERM INCENTIVE PROGRAM

     At the annual meeting, the Corporation's shareholders will be asked to approve the material terms of the performance goals for the Corporation's Long-Term Incentive Program ("LTIP"). The LTIP is a program established by the Compensation Committee of the Board of Directors (the "Compensation Committee") for granting performance awards that are payable in shares of Common Stock issuable under the Stock Incentive Plan of 1991, as proposed to be amended and as described in this Proxy Statement. As such, LTIP awards are subject to shareholder approval of the amendments to the Stock Incentive Plan of 1991. A separate vote for approval of the material terms of these performance goals by the shareholders is requested to ensure that compensation earned by and paid to executive officers of the Corporation under the LTIP will be deductible by the Corporation for federal income tax purposes. The following constitutes a fair and complete description of the material terms of the performance goals under which compensation is to be paid pursuant to the LTIP; it is qualified in its entirety by reference to the full text of the LTIP, as set forth in Exhibit B to this Proxy Statement.

GENERAL

     Purpose: The purpose of the LTIP is to provide compensation awards to officers and other key employees which are intended to serve as an incentive for performance to occur over a period of three fiscal years measured by reference to the financial performance of the Corporation.

     Administration: The LTIP is administered by the Compensation Committee, as provided in the Stock Incentive Plan of 1991, as proposed to be amended.

     Eligibility: Officers and other key employees of the Corporation and its subsidiaries are eligible to participate in the LTIP as determined by the Compensation Committee. The Compensation Committee has sole discretion to determine which of the eligible persons will participate in the LTIP for any cycle covering three fiscal years of the Corporation (referred to in the LTIP as a "performance period"). For the performance period commencing January 1, 1994 and ending December 31, 1996, approximately 80 individuals, including all of the executive officers of the Corporation, have been selected by the Compensation Committee to participate in the LTIP.

PERFORMANCE GOALS

     All amounts payable under the LTIP are based solely on the performance goals established by the Compensation Committee at the beginning of each performance period (or on such later date allowable under regulations issued by the Internal Revenue Service). Performance goals are based on targets established by the Compensation Committee for the cumulative operating income of the Corporation ("Cumulative Operating Income") for a three-year performance period.

     Cumulative Operating Income: Cumulative Operating Income is defined to mean net income from continuing operations on a consolidated basis for a designated three-year performance period adjusted (i) to exclude net realized gains or losses on investments, other than such gains or losses of or impairment provisions for investments in (1) real estate, (2) private placements and (3) consolidated subsidiaries or minority owned investments accounted for using the equity method (excluding in each case investments designated by the Compensation Committee at the beginning of the performance period); (ii) to exclude federal income tax benefits arising from net operating loss carryforwards or adjustments to the valuation allowance on deferred tax assets if such tax benefits exceed what would otherwise be the federal tax expense on income for such performance period; and (iii) to substitute for the actual amount of catastrophe losses reported during such performance period, an amount equal to an adjusted average catastrophe loss for the performance period.

     The adjusted average catastrophe loss is based on a five-year average catastrophe loss based on the three years in the performance period and the immediately preceding two years, except that the Compensation Committee can exclude the impact of a particular catastrophe that occurred in one of the two preceding years if it does so at the beginning of the performance period. Property/casualty reinsurance operations are included when calculating average catastrophe losses. The calculation of Cumulative Operating Income is to be determined under generally accepted accounting principles on a basis consistent with the Corporation's audited financial statements for the fiscal year ending immediately prior to the beginning of the performance period.

     At the beginning of each three-year performance period, the Compensation Committee will determine the targets for Cumulative Operating Income to be used as performance goals for each participant and the number of stock units that may be earned if those goals are satisfied. Each stock unit is a unit which represents one share of Common Stock and which is valued by reference to, and is otherwise based upon, one share of Common Stock. The Compensation Committee has the discretion to set different Cumulative Operating Income targets for each participant and to vary the targets for each three-year performance period as it deems appropriate. As of March 25, 1994, the fair market value of a share of the Corporation's Common Stock determined by averaging the high and low sale prices on such date as reported on the New York Stock Exchange Composite Index was $14 5/8 per share.

DETERMINATION OF EARNED PERFORMANCE AWARDS

     Within 120 days after the end of each three-year performance period, the Compensation Committee will determine whether the target performance goals were met and the number of stock units (if any) earned by each participant. The Compensation Committee will then certify, in writing, that the target performance goals and other material terms of the performance awards were, in fact, satisfied. The Compensation Committee has the discretion to adjust the performance goals, and to increase or decrease the actual number of stock units earned by any participant based upon such participant's individual performance or other factors; provided, however, in no case may the Compensation Committee take any action which would result in an increase in the number of stock units payable to any person if as a result compensation payable to such person under the LTIP would not be deductible to the Corporation for federal income tax purposes. The number of stock units payable to such persons, however, may be reduced at the discretion of the Compensation Committee. In addition, the Compensation Committee may not increase the aggregate number of stock units actually payable to all participants at the end of a performance period over the aggregate target performance awards established at the beginning of the performance period.

PAYMENT OF STOCK UNITS

     Stock units earned by a participant will be paid in an equal number of shares of Common Stock as soon as practicable after the number of earned units is determined by the Compensation Committee, unless the participant previously elected, in writing, to defer payment of earned stock units, in which event the stock units will be paid in an equal number of shares of Common Stock on the date specified by the participant. Stock units deferred should not be subject to federal income tax until they are paid, and will be credited to a stock unit account maintained by the Corporation for the participant. Until such time as a stock unit is paid, stock units do not give the participant any voting or other rights of a shareholder of the Corporation, although a participant who elects to defer payment of stock units earned will receive, as and when dividends are paid in respect to Common Stock, payments in an amount equal to the dividend that would have been paid to the participant if stock units had actually been paid in shares of Common Stock at the time they were earned.

     In the event of the death, permanent disability or retirement of a participant while employed by the Corporation or a designated subsidiary, the Compensation Committee will at the end of the performance period pay the participant or his or her beneficiary in the event of death, the number of stock units he or she would have otherwise received, prorated based upon the period of time within the performance period that elapsed prior to such event. The Compensation Committee also has the right to terminate any performance period and make a prorated payment in the event any person acquires 30% or more of the outstanding shares of the Corporation's Common Stock, the Corporation's shareholders approve a merger, consolidation or sale of substantially all of the Corporation's assets, or if any shares are acquired pursuant to a tender offer (so called "fundamental changes").

     A participant who elects to defer receipt of earned stock units will be treated as a general unsecured creditor of the Corporation, and his or her rights to receive payment of stock units in the future may not be assigned, pledged or transferred, except in the event of death. Payment of deferred stock units is accelerated automatically in the event of the participant's death or permanent disability. The Compensation Committee may also accelerate payment of deferred stock units in the event of a "fundamental change" or the occurrence of an "unforeseeable emergency" as defined in the LTIP.

MAXIMUM PERFORMANCE AWARDS

     No single participant will be permitted to earn more than 60,000 stock units under the LTIP for any single three-year performance period. The following table sets forth the maximum number of stock units that may be earned if all of the performance goal targets established by the Compensation Committee for the three-year performance period beginning in 1994 are satisfied:

                        MAXIMUM LTIP AWARDS THAT MAY BE
                  EARNED FOR THE THREE-YEAR PERFORMANCE PERIOD
                                   1994-1996

                                                                                  MAXIMUM
                                                                                 NUMBER OF
                                                                                STOCK UNITS
     NAME AND POSITION                                                              (A)
- -----------------------------------------------------------------------------  --------------
Norman P. Blake, Jr..........................................................        57,024
  President and Chief Executive Officer
Dan L. Hale..................................................................        23,307
  Executive Vice President--Chief Financial Officer
]Gary C. Dunton..............................................................        20,536
  Executive Vice President
Richard J. Potter............................................................        11,865
  Senior Vice President
John A. MacColl..............................................................        12,208
  Senior Vice President and General Counsel
Executive Officers as a Group................................................       189,277
Non-Executive Officers and Employees as a Group..............................       293,388

- ---------------

NOTE:

      (a)  Assumes that maximum targeted Cumulative Operating Income for the performance period is attained. The
           Compensation Committee may not take any action which would increase the number of stock units payable based upon actual Cumulative Operating Income for the performance period to any of Messrs. Blake, Hale, Dunton,
           Potter or MacColl, or to any person included in "Executive Officers as a Group." The number of stock units payable to such persons, however, is subject to decrease.

All of the limits set forth in the LTIP and described herein are subject, however, to adjustment to reflect certain subsequent stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares and the like.

AMENDMENT AND TERMINATION

     The LTIP may be amended or modified in any respect or terminated by the Committee at any time without shareholder approval, except to the extent restricted by Section 16 of the Securities Exchange Act of 1934 or the Internal Revenue Code of 1986, as amended, in which case approval of the shareholders is required. Awards granted to the executive officers for the three-year performance period beginning in 1994 are subject to the approval by the shareholders of the amendment of the Stock Incentive Plan of 1991 and, in a separate vote, material terms of the LTIP. The LTIP terminates automatically on May 22, 2001, the date on which the Stock Incentive Plan of 1991 terminates.

FEDERAL INCOME TAX CONSEQUENCES

     Beginning in 1994, the Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

     Assuming shareholders approve the amendments to the Stock Incentive Plan previously discussed and the material terms of the performance goals for the LTIP as described herein, the Corporation believes that the provisions of the LTIP are such that payments thereunder will qualify as performance-based compensation which will be deductible from the Corporation's gross income for federal income tax purposes. In the event such amounts would not otherwise be deductible, the LTIP seeks to assure their deductibility by imposing a mandatory deferral of payment until such amounts are deductible. Upon actual receipt of stock units, participants will be treated as having received ordinary income in an amount equal to the fair market value of the shares of Common Stock represented by such stock units.

     THE AFFIRMATIVE VOTES OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING WILL BE REQUIRED IN ORDER TO APPROVE THIS PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                               OTHER INFORMATION

CERTAIN BUSINESS RELATIONSHIPS

     In the ordinary course of business, USF&G Company has written fire and casualty insurance for certain companies of which non-employee directors are officers, and surety bonds on projects that may be financed in whole or in part by loans made by banks of which non-employee directors are officers. All these writings involve insurance premiums for which rate filings are made and premium rates are approved as required by applicable insurance regulations. In addition, the Corporation, in the ordinary course of business, utilizes bank depositary, trustee and other banking services provided by banks of which non-employee directors may be officers or directors.

     As disclosed elsewhere in this Proxy Statement, the Trustees of General Electric Pension Trust and other entities advised by affiliates of General Electric Company (hereinafter collectively referred to as "GE Investments") beneficially own 9.03% of the Corporation's Common Stock. A subsidiary of the Corporation and GE Investments entered into a Co-Investment and Inter-Creditor Agreement dated December 21, 1993 to originate real estate mortgages. Pursuant to this agreement, the Corporation and GE Investments jointly funded a $41 million mortgage loan to an unrelated borrower, each taking a one-half interest in this mortgage. Another subsidiary of the Corporation and GE Investments entered into a related Servicing Agreement whereby the Corporation's subsidiary provides mortgage loan administration services in connection with any loans originated under the Co-Investment and Inter-Creditor Agreement.

     Fidelity and Guaranty Life Insurance Company, a subsidiary of the Corporation, funded a mortgage loan to GE Investments in the amount of $30 million in connection with the acquisition of an office building in Washington, D.C. The principal balance of the loan at December 31, 1993 is $30 million. The interest rate is 7.57% compounded annually, with only interest payments payable during the first three years and thereafter principal is amortized over a 25 year term.

     The Corporation and GE Investments have jointly invested in a Bermuda-based company, Renaissance Holdings Limited ("Renaissance"). Renaissance is principally engaged in the business of underwriting property casualty reinsurance through its wholly owned subsidiary, Renaissance Reinsurance, Ltd.

     Kidder, Peabody & Co. Incorporated ("Kidder") performed investment banking services for the Corporation in 1993. Kidder is a subsidiary of General Electric Company.

     Robert J. Hurst, a director of the Corporation, is a partner of Goldman, Sachs & Co., which performed investment banking services for the Corporation in 1993.

     Larry P. Scriggins, a director of the Corporation, is a member of the law firm of Piper & Marbury, which performed legal services for the Corporation in 1993.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Ernst & Young has acted as the Corporation's independent public accountants for the year ended December 31, 1993 and has been recommended by the Audit Committee and selected by the Board of Directors to act as such for 1994. Representatives of Ernst & Young are expected to be present at the shareholders' meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     All shareholder proposals intended to be presented at the 1995 Annual Meeting of the Corporation must be received by the Corporation not later than December 1, 1994 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

     Management knows of no matters to be presented for action at the meeting other than those described above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interest of the Corporation.

                                            By Order of the Board of Directors
                                                   JOHN F. HOFFEN, JR.
                                                        Secretary

Baltimore, Maryland
March 30, 1994

                                                                       EXHIBIT A

                               USF&G CORPORATION
                          STOCK INCENTIVE PLAN OF 1991
                            AS AMENDED AND RESTATED

                          PURPOSE AND TYPES OF AWARDS

     The purpose of the USF&G Corporation Stock Incentive Plan of 1991, as amended and restated herein (the "Plan"), is to provide officers and other key employees (collectively, "Key Persons") of USF&G Corporation and designated subsidiaries (collectively, the "Corporation") with additional incentives to continue and increase their efforts with respect to the Corporation and to develop a personal and active interest in the broader growth and greater financial success of the Corporation.

     The Plan provides for granting Key Persons options, stock appreciation rights, stock awards and performance awards (collectively, "Awards"). Awards may be granted separately or in tandem with other Awards, or in lieu of other compensation or other Awards otherwise payable to a Key Person either at the election of the Committee or, under rules approved by the Committee from time to time, at the election of the Key Person.

                           ARTICLE I--ADMINISTRATION

     (a) The Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors, consisting of not less than two members, each of whom qualifies as a "disinterested" and "outside" director pursuant to Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations promulgated by the Internal Revenue Service under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), respectively.

     (b) Subject to the terms of the Plan, the Committee shall have full and complete authority in its discretion to grant Awards under the Plan, prescribe agreements evidencing such Awards and establish programs for granting Awards, and to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to determine (i) the Key Persons to whom, and the time or times at which Awards shall be granted, (ii) the types of Awards to be granted, (iii) the number of shares to be covered by each Award, and (iv) all terms and conditions with respect to each Award.

     (c) The Committee shall have full and complete authority to administer and interpret the Plan and all agreements evidencing Awards under the Plan and all programs providing for Awards, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective agreements entered into (which agreements need not be identical) with respect to Awards, to establish various programs for granting Awards under the Plan and to make all other determinations deemed necessary or desirable for the operation and administration of the Plan.

     (d) The Committee shall have the power to designate which of the present and future affiliated and subsidiary corporations the Key Persons of which shall be eligible to participate in the Plan.

     (e) The Committee shall have the authority to accelerate the time in which any Award may be exercised or becomes payable and to waive, in whole or in part, any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of any Award following termination of any Key Person's employment.

     (f) All determinations made by the Committee shall be final and conclusive.

                     ARTICLE II--PARTICIPATION IN THE PLAN

     (a) Participation in the Plan shall be limited to such Key Persons of the Corporation as shall from time to time be designated by the Committee. At the discretion of the Committee, an employee may be deemed to be a Key Person as a result of his status or position with the Corporation or as a result of individual efforts in connection with a specific project.

     (b) No member of the Board of Directors who is not also an officer or employee of the Corporation shall be eligible to participate in the Plan.

                 ARTICLE III--COMMON STOCK SUBJECT TO THE PLAN

     (a) Subject to the provisions of Sections (c) and (d) of this Article, the total number of shares of the authorized Common Stock of the Corporation which may be issued under the Plan pursuant to Awards granted on or after April 1, 1994 shall be 4,000,000 shares; provided, however, that the number of shares of Common Stock that may be issued under the Plan pursuant to incentive stock options intended to qualify under section 422 of the Code, shall be determined without regard to Section (d) of this Article. In no event, however, shall there be issued under the Plan on or after April 1, 1994, more than 2,000,000 shares of restricted stock, subject to adjustment under Section (c) but without regard to Section (d) of this Article III. The total number of shares of Common Stock subject to issuance under the Plan, and any balance remaining unoptioned or unawarded, shall be reserved for those purposes during the life of the Plan.

     (b) Subject to the provisions of Section (c) of this Article, from and after April 1, 1994 and until this Plan shall terminate pursuant to Article XVI, no Key Person shall be eligible to receive an Award or Awards under the Plan for, in the aggregate, more than 500,000 shares of Common Stock. Awards to any such person which are subsequently terminated, canceled, forfeited, or reacquired shall nevertheless be counted when determining whether such maximum number of shares has been issued. No Key Person shall be eligible to receive an Award or Awards granted under the Plan before April 1, 1994, for, in the aggregate, more than 700,000 shares.

     (c) In the event of changes in the Common Stock of the Corporation by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares and the like, the Board of Directors shall make such appropriate adjustments in the number and kind of shares reserved for purchase by or Award to Key Persons under the Plan, the number and kind and the price of shares covered by Awards granted, the maximum number of shares for which any one person shall be eligible to receive or exercise Awards, the minimum number of shares as to which Awards shall be exercisable at any one time, and in any other matters which relate to Awards and which are affected by the changes referred to above.

     (d) If for any reason an Award or portion of an Award expires or is terminated, surrendered, canceled, forfeited or reacquired pursuant to rights reserved upon issuance thereof, then the number of shares of Common Stock covered by the Award or portion of the Award shall be restored to the number of shares available for Awards under the Plan as if the Award or portion of the Award had never been issued, except to the extent shares are actually issued and such restoration is restricted by Section 16 of the Exchange Act. In the event an Award is exercised and paid in cash, any shares subject to such Award shall again be subject to issuance pursuant to Awards granted under the Plan, except to the extent shares are actually issued and such restoration is restricted by
Section 16 of the Exchange Act.

                              ARTICLE IV--OPTIONS

     (a) The Committee in its discretion may grant options to any Key Person on such terms and conditions as it shall, in its discretion, deem advisable, subject to Section (b) of this Article IV. Options granted under the Plan may be either incentive stock options intended to qualify under section 422 of the Code, or non-qualified stock options not intended to so qualify.

     (b) The option exercise price per share with respect to each option shall be determined by the Committee from time to time, but in no instance shall such price be less than the fair market value of a share of the authorized and issued Common Stock of the Corporation on the date the option is granted. Fair market value shall be the average of the high and low sales prices quoted on the New York Stock Exchange composite listing on the date in question or if there were no quotations on such date, on the next preceding trading day on which there were such quotations.

     (c) The terms of an option may provide for the award of a new option when the exercise price has been paid by tendering shares of Common Stock, provided that such replenishment feature shall be limited to any extent required by rules, regulations, or interpretations under the Exchange Act with respect to any particular grant in the case of a Key Person who is or becomes subject to
Section 16 of the Exchange Act. Any option which would automatically be granted pursuant to this Section (c) without any further Committee action may cover not more than the number of shares tendered and shall have an exercise price set at the then fair market value of such shares.

                      ARTICLE V--STOCK APPRECIATION RIGHTS

     (a) The Committee in its discretion may grant stock appreciation rights to any Key Person on such terms and conditions as it shall, in its discretion, deem advisable.

     (b) A stock appreciation right shall entitle the holder to receive the number of shares of Common Stock determined under Section (c) below, without payment to the Corporation. In lieu of issuing shares upon exercise of a stock appreciation right, the Committee may elect to make a cash payment equal to the fair market value on the exercise date of the shares determined under Section
(c) below, or make such payment partially in shares and partially in cash in such proportions as the Committee determines.

     (c) The number of shares to be issued upon the exercise of a stock appreciation right shall be determined by dividing:

          (1) the number of shares subject to or specified by the stock appreciation right as of the exercise date multiplied by the amount by which the fair market value of a share of Common Stock on the exercise date exceeds the exercise price specified by such stock appreciation right; by

          (2) the fair market value of a share of Common Stock on the exercise date;

provided, however, that the total number of shares that may be received pursuant to any stock appreciation right issued in tandem with any option shall not exceed the total number of shares subject to such option.

                            ARTICLE VI--STOCK AWARDS

     (a) The Committee in its discretion may grant stock awards to any Key Person on such terms and conditions as it shall, in its discretion, deem advisable, subject to the limitations set forth in Section (a) of Article III and Section (b) of this Article VI. A stock award may be denominated in shares of Common Stock, units of Common Stock or stock-equivalent units, and may be paid in Common Stock, in cash, or in a combination of Common Stock and cash.

     (b) The issuance of restricted stock shall be pursuant to restricted stock agreements approved by the Committee. In each restricted stock agreement, the participant shall agree to remain in the employment of the Corporation for a specified period (which shall be at least one year from the date of the award), at the pleasure of the Corporation, and at such compensation as the Corporation shall determine from time to time. In the event that a participant is permanently separated from the Corporation for any reason other than death, retirement, permanent disability, or other events specified by the Committee, within the period of time stated in the restricted stock agreement, the restricted stock shall be forfeited or shall be subject to repurchase at the prices specified in such agreements unless, at the discretion of the Committee, which discretion shall be exercised within 30 days after the separation, the forfeiture or repurchase is waived by the Committee.

                        ARTICLE VII--PERFORMANCE AWARDS

     The Committee may in its discretion make performance awards payable in Common Stock, cash or a combination thereof on account of attainment of one or more performance goals established by the Committee. Performance goals established by the Committee may be based on the Corporation's operating income or one or more other business criteria selected by the Committee that apply to an individual or group of individuals, a business unit or the Corporation as a whole, over such performance period as the Committee may designate. The Committee in its discretion may recommend to the Board of Directors that the material terms of any performance award or program with respect to some or all Key Persons be submitted for approval by the shareholders.

                   ARTICLE VIII--AMENDMENT AND DISCONTINUANCE

     The Board of Directors may amend, modify or discontinue the Plan or waive any of its provisions, except that no such amendment, modification, waiver or discontinuance shall revoke or alter the terms of any valid Award previously granted in accordance with the Plan without the consent of the holder of the Award, except as permitted under Article IX below. The Board of Directors and the Committee may not take any action to increase or decrease the exercise price of any outstanding options granted under Article IV, except as provided in Section (c) of Article III. To the extent required under Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act, and, with respect to incentive stock options, to the extent required by the Code, no action by the Board of Directors which materially modifies the Plan shall become effective without the approval of the shareholders of the Corporation.

                       ARTICLE IX--GOVERNMENT REGULATIONS

     The obligations of the Corporation to issue any Common Stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Board of Directors of the Corporation may make such changes as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

                ARTICLE X--PAYMENT OF EXERCISE OR PURCHASE PRICE

     (a) The exercise or purchase price for any Award shall be payable (i) in U.S. dollars in cash or by check, bank draft or money order payable to the Corporation, (ii) in the discretion of the Committee, through the delivery of Common Stock or other securities issued by the Corporation with a fair market value on the date the Award is exercised or purchased equal to the total amount due, or (iii) for any other lawful consideration as determined by the Committee. A holder of an Award shall have none of the rights of a shareholder until the shares of Common Stock covered by the Award are issued to him or her.

     (b) The Committee may authorize the Corporation to grant loans or to guarantee loans from a third party to holders of Awards in conjunction with such Awards, upon such terms as the Committee deems appropriate.

                     ARTICLE XI--TRANSFERABILITY OF AWARDS

     Awards under the Plan shall be nontransferable (including by pledge, assignment or otherwise) other than (i) by will or law of descent and distribution, and (ii) to the extent allowable under Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act.

                         ARTICLE XII--WITHHOLDING TAXES

     Key Persons shall pay to the Corporation, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the holder of an Award.

                          ARTICLE XIII--APPLICABLE LAW

     The validity, interpretation and administration of this Plan and any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to the choice of laws provisions thereof, except to the extent federal law controls.

                      ARTICLE XIV--EFFECT ON PRIOR AWARDS

     All awards made under the Plan prior to the effective date of this amended and restated Plan shall continue in accordance with the terms of the Plan prior to the effective date of such amendments, except that such awards shall be treated as Awards under this amended and restated Plan for purposes of Section
(d) of Article III and any shares of Common Stock which become available for regrant shall be added to the maximum number of shares issuable under the Plan on or after April 1, 1994.

                   ARTICLE XV--NO EMPLOYMENT CONTRACT IMPLIED

     Except as may otherwise be determined in writing by the Committee, nothing in this Plan, any agreement executed in connection with this Plan or any Award, or by virtue of a grant of an Award, shall be construed or deemed to create or imply any contract of employment with any Key Person or create any rights except as specifically provided in writing.

              ARTICLE XVI--EFFECTIVE DATE AND TERMINATION OF PLAN

     The Plan as amended and restated herein shall be effective as of April 1, 1994, subject to approval by the affirmative vote of a majority of the votes cast in person or by proxy, at the Annual Shareholders' Meeting to be held on May 4, 1994, or any adjournment thereof. If the amended and restated Plan is not approved by shareholders as contemplated herein, then the Plan, prior to such amendment and restatement, shall continue in accordance with its terms. The Plan will terminate on May 22, 2001, unless sooner terminated by the Board of Directors.

                                                                       EXHIBIT B

                               USF&G CORPORATION
                          LONG-TERM INCENTIVE PROGRAM
                          ESTABLISHED PURSUANT TO THE
                               USF&G CORPORATION
             STOCK INCENTIVE PLAN OF 1991 (AS AMENDED AND RESTATED)
                                 APRIL 1, 1994

                           PURPOSE AND TYPE OF AWARDS

     This Long-Term Incentive Program (the "Program") has been established by the Compensation Committee of the Board of Directors (the "Committee") pursuant to the USF&G Corporation Stock Incentive Plan of 1991, as amended and restated (the "Plan"), for the purpose of granting "Performance Awards" pursuant to
Article VII of the Plan. Performance Awards granted under the Program are intended to serve as an incentive for performance to occur over a period of three fiscal years measured by reference to financial performance of USF&G Corporation (the "Corporation"), as set forth herein.

                             ARTICLE I--DEFINITIONS

     All capitalized terms not defined in the Program shall have the meaning assigned to them by the Plan.

     (a) "ADMINISTRATOR" means the Head--Human Resources Department of the Corporation.

     (b) "ADJUSTED AVERAGE CAT LOSS" means the average annual catastrophe loss incurred by the Corporation's property/casualty operations (including property/casualty reinsurance operations) during the five-year period which includes the three fiscal years in the designated Performance Period and the two fiscal years immediately prior thereto; provided, however, the Committee may designate particular catastrophe losses to be excluded from such calculation if such losses are incurred in the two fiscal years immediately prior to the beginning of the designated Performance Period and such designation is made on or prior to the date that the Performance Goals are established.

     (c) "CODE" means the Internal Revenue Code of 1986, as amended.

     (d) "CUMULATIVE OPERATING INCOME OF THE CORPORATION FOR THE PERFORMANCE PERIOD" means net income from continuing operations on a consolidated basis for a designated Performance Period adjusted (i) to exclude net realized gains or losses on investments, other than such gains or losses of or impairment provisions for investments in (1) real estate, (2) Private Placements and (3) consolidated subsidiaries or minority owned investments accounted for using the equity method, in each case other than Excluded Investments; (ii) to exclude federal income tax benefits arising from net operating loss carryforwards or adjustments to the valuation allowance on deferred tax assets if such tax benefits exceed what would otherwise be the federal tax expense on income for such Performance Period; and (iii) to substitute for the actual amount of catastrophe losses reported during such Performance Period, an amount equal to the product obtained by multiplying three (3) by the Adjusted Average CAT Loss. The calculation described above shall be determined under generally accepted accounting principles ("GAAP") on a basis consistent with the Corporation's audited financial statements for the fiscal year ending on the day before the first day of such Performance Period.

     (e) "EARNED PERFORMANCE AWARD" means an actual award of a specified number of Stock Units which the Committee has determined have been earned and are payable for a particular Performance Period.

     (f) "EXCLUDED INVESTMENTS" means any investments included in subclauses
(1), (2) or (3) of clause (i) of Section (d) of this Article I which the Committee designates to be excluded from the calculation of net realized gains and losses for the indicated Performance Period, provided such designation is made on or prior to the date that the Performance Goals for such Performance Period are established.

     (g) "FUNDAMENTAL CORPORATE TRANSACTION" means, and shall be deemed to occur on, the date (i) of the first purchase of shares of the Common Stock of the Corporation pursuant to a tender offer or an exchange offer (other than one made by the Corporation or holding company for the Corporation) for all or any part of the Corporation's Common Stock, (ii) of approval of the shareholders of the Corporation of a merger, consolidation, sale, statutory or other share exchange, or disposition of all or substantially all of the Corporation's assets in which the Corporation (or holding company for the Corporation) will not survive as a publicly-owned corporation operating the business it operated prior to such transaction, or (iii) on which any entity, person or group acquires beneficial ownership of shares of the Corporation's Common Stock (whether in one or a series of transactions), directly or indirectly, amounting to 30% or more of the outstanding shares of such class. A "holding company for the Corporation" means, in the foregoing sentence, an entity that becomes a holding company for the Corporation without altering or planning to alter in any material respect the shareholders of the Corporation or the business of the Corporation and its subsidiaries as a whole, other than a case in which an acquisition of another company by the Corporation or the holding company is being accomplished concurrently.

     (h) "PARTICIPANT" shall mean Key Persons (as defined in the Plan) selected by the Committee to participate in this Program for a stipulated Performance Period.

     (i) "PAYMENT DEFERRAL ELECTION" shall mean a payment deferral election of a Participant with respect to a Stock Unit.

     (j) "PERFORMANCE GOAL" shall mean a specified target for Cumulative Operating Income of the Corporation for a Performance Period, as specified by the Committee.

     (k) "PERFORMANCE PERIOD" shall mean a period of time covering three (3) fiscal years of the Corporation, as specified by the Committee.

     (l) "PERMANENT DISABILITY" means the Participant's inability to substantially perform the essential duties of his or her occupation in the usual and customary way due to bodily injury, mental or psychological impairment, or disease, which inability is reasonably expected to last not less than two (2) years. Determination of whether or not a Participant's condition constitutes Permanent Disability as defined herein shall be in the sole discretion of the Committee.

     (m) "PRIVATE PLACEMENTS" means the Corporation's investments in Chancellor Capital Management, Inc. and in any other investment made on or after January 1, 1994 in a class of securities the offering of which was not registered at the time of such investment under the Securities Act of 1933 (the "Securities Act") nor acquired pursuant to an offering under Rule 144 or Rule 144A of the Securities Act, or were otherwise not publicly traded at the time of issuance and were offered only to one or more qualified investors at the time the investment was first made by the Corporation. "Private Placements" shall not include investments which are included under clauses (i)(1) or (i)(3) of Section
(d) of this Article I.

     (n) "PRO RATA BASIS" means a method of allocating Stock Units in the event a Participant does not complete a full Performance Period but is nevertheless eligible to receive Stock Units with respect to such Performance Period. In such event, the Participant shall be eligible for such number of Stock Units as he or she would have received if such Participant had completed such Performance Period multiplied by a fraction, the numerator of which is the number of whole months in such Performance Period completed by such Participant, and the denominator of which is 36.

     (o) "RESTRICTED PARTICIPANT" means any Participant who is a "covered person" under section 162(m) of the Code. Determination of whether or not a Participant is a Restricted Participant shall be made based upon the year any Stock Units are to be actually paid under the Program, without regard to any Payment Deferral Election. A "NAMED RESTRICTED PARTICIPANT" is any Participant who, in the Committee's judgment, could be a Restricted Participant. The determination of which Key Persons could be Restricted Participants is made solely for purposes of ensuring that any compensation subsequently payable to such Participant under the Program is not disqualified from deductibility from gross income for federal income tax purposes under section 162(m) of the Code and consequently shall be made liberally.

     (p) "STOCK UNIT" shall mean a unit which represents one share of Common Stock of the Corporation, par value of $2.50 per share, and which is valued by reference to, and is otherwise based upon, one share of Common Stock. Stock Units shall not represent an actual ownership interest in Common Stock and the Participant shall have no voting or other rights as a shareholder in respect of the Stock Units, or, except as specifically provided in Article V, any right to payment on account of dividends or distributions in respect of the Common Stock.

     (q) "STOCK UNIT ACCOUNT" shall mean a bookkeeping account established by the Corporation for each Participant which may be credited with Stock Units earned pursuant to one or more Earned Performance Awards and deferred pursuant to a Payment Deferral Election.

     (r) "TARGET PERFORMANCE AWARD" shall mean a targeted award of a specified number of Stock Units which may be earned and payable based upon the Performance Goal for a particular Performance Period, all as determined by the Committee. The Target Performance Award shall be a factor in the Committee's ultimate determination of the Earned Performance Award.

     (s) "UNFORESEEABLE EMERGENCY" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, an Unforeseeable Emergency shall not exist to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by termination of further deferrals under this Program. Unforeseeable Emergency does not include the need to send a Participant's child to college or the desire to purchase a home.

          ARTICLE II--ADMINISTRATION AND AGREEMENTS WITH PARTICIPANTS

     (a) Except to the extent provided herein with respect to the Administrator, this Program shall be supervised and administered by the Committee. The Committee shall have all authority provided in the Plan to operate and administer this Program and any and all determinations by the Committee shall be final and conclusive.

     (b) This Program and any Awards (as defined in the Plan) granted hereunder shall be subject to such additional conditions, restrictions and limitations, including any regarding vesting and forfeiture, as shall be approved from time to time by the Committee or included in any agreements regarding such Awards with the Participants.

                        ARTICLE III--PERFORMANCE AWARDS

     (a) As soon as reasonably practicable and with respect to each Performance Period, the Committee shall determine (i) the Participants in the Plan for such Performance Period, (ii) the Performance Goal to be used for the Target Performance Award, (iii) the number of Stock Units subject to each Target Performance Award, and (iv) any other material terms relating to the Target Performance Award.

     (b) Notwithstanding Section (a) of this Article III, the determinations required above shall be made: (i) prior to the first day of each Performance Period or by such later date as may be permitted under regulations, interpretations or guidance provided under section 162(m) of the Code, with respect to Named Restricted Participants and (ii) at such other time as the Committee deems appropriate with respect to any Participant who was not eligible to participate in the Program at the time that Target Performance Awards were made to other Participants, but who became eligible thereafter. The Committee shall at the time of the determinations made under clause (i) of this Section
(b), identify any Named Restricted Participants.

     (c) Within 120 days after the end of each Performance Period, the Committee will determine whether the Performance Goal was met. The Committee shall certify, in writing, that the Performance Goal and other material terms of the Target Performance Award were in fact satisfied. The Committee's determination of all such matters shall be final and conclusive.

     (d) At the same time as the Committee makes the certification required by Section (c) of this Article III or as soon thereafter as practicable, the Committee shall determine the Earned Performance Award for each Participant. Such determination may result in an increase or decrease in the number of Stock Units payable based upon such Participant's Target Performance Award, and shall be based upon such factors as the Committee shall determine in its sole discretion, but including the Target Performance Award and the performance of the Participant's unit and the Participant's individual performance during the Performance Period.

     (e) Stock Units earned by a Participant as determined by the Committee shall be paid in an equal number of shares of Common Stock as soon as practicable after the determination by the Committee required pursuant to Section (d) of this Article, unless the Participant has properly executed and delivered a Payment Deferral Election in accordance with Section (a) of Article
V. If the Participant is then a person subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has not made an effective Payment Deferral Election, and payment of any Stock Unit is made within six (6) months of the Committee's certification referred to in Section (d) of this Article with respect to such Stock Unit, then the certificate for such shares shall be held by the Corporation for a period of six
(6) months from the date of the Committee's determination and delivered as soon as practicable following the expiration of such six-month period. During such six-month period, the Participant shall have all of the rights of a shareholder with respect to such Common Stock, except that such Common Stock shall not be transferable by the Participant except as provided in Article XI of the Plan. Payment of Stock Units is also subject to the mandatory Payment Deferral Election provided for under Section (i) of Article V.

     (f) In the event the Corporation shall during any Performance Period make a material acquisition of assets or businesses which was not contemplated at the time that the Committee established the Performance Goal for such Performance Period, the Committee may, in its sole discretion, elect to exclude from the calculation of Cumulative Operating Income of the Corporation for the Performance Period any income, gains, losses or other affects of or relating to such acquired assets or businesses. In the event the Corporation shall during any Performance Period make a material disposition of assets or businesses which relate to the Corporation's core insurance operations and which was not contemplated at the time that the Committee established the Performance Goal for such Performance Period, the Committee may, in its sole discretion, elect to adjust the Performance Goal for such Performance

Period to take into account any increase or decrease in operating income which may result from such disposition of assets or businesses, offset by any gains or losses realized upon such disposition.

     (g) In the event of a Fundamental Corporate Transaction, the Committee may, in its sole discretion, elect to terminate any Performance Periods not then completed and make a payment of Stock Units on a Pro Rata Basis.

     (h) In the event of a Participant's death, Permanent Disability or retirement under the Corporation's tax-qualified defined benefit plan, in each case while the Participant is employed by the Corporation, the Committee shall provide for payment of Stock Units with respect to any Performance Period which began but was not completed at the time of such death, Permanent Disability or retirement. Such Stock Units shall be paid on a Pro Rata Basis at the same time as Stock Units are paid to other Participants with respect to that particular Performance Period.

     (i) The Committee shall have the authority to make such further changes to a Participant's Target Performance Award, the Performance Goal or other matters as it deems appropriate, as the result of unforeseen events or otherwise, in the manner and to the extent determined by the Committee in its sole discretion.

     (j) Notwithstanding any discretion permitted the Committee to increase or decrease the number of Stock Units payable to a Participant upon the completion of a Performance Period, adjust Target Performance Awards or the Performance Goal, or with respect to other matters, the Committee's discretion shall be limited as follows: (i) no action may be taken hereunder which would result in an Earned Performance Award larger than the Target Performance Award granted to
(x) any Named Restricted Participant or (y) any other Participant if as a result of such action and the application of section 162(m) of the Code, compensation deemed payable hereunder to such Participant with respect to such Performance Period would become an expense to the Corporation which would not be deductible from gross income for federal income tax purposes (although any such action may be effective with respect to all other Participants); (ii) the aggregate Earned Performance Awards awarded with respect to a Performance Period shall not exceed the aggregate Target Performance Awards to Participants who are eligible to receive Stock Units at the completion of the Performance Period; and (iii) no single Participant shall be eligible to receive more than 60,000 Stock Units with respect to a single Performance Period.

                          ARTICLE IV--TAX WITHHOLDING

     The Corporation may withhold any applicable federal, state or local taxes at such time and upon such terms and conditions as required by law or determined by the Corporation. Subject to compliance with any requirements of applicable law, including requirements of Section 16 of the Exchange Act, the Committee may permit or require a Participant to have any portion of any withholding taxes payable in respect of a distribution of Common Stock satisfied through the retention by the Corporation of shares of Common Stock having a fair market value equal to the withholding amount.

                      ARTICLE V--PAYMENT DEFERRAL ELECTION

     (a) A Participant may defer receipt of Stock Units with respect to all or any integral part of an Earned Performance Award by executing and delivering to the Administrator a Payment Deferral Election. Such Payment Deferral Election:
(i) must specify the date or dates on which payment of any Stock Units earned with respect to a Performance Period shall be made (which date shall not be less than six (6) months from the date payment would otherwise have been made); (ii) must be submitted before the first day of the second year of the Performance Period to which the deferral relates or on such other date as may be specified in writing by the Committee; (iii) must be made in writing on a form provided by the Administrator; and (iv) is subject to such other conditions, restrictions or limitations as may be specified from time to time by the Administrator or the Committee.

     (b) In the event a Participant makes a Payment Deferral Election, the Administrator shall establish and maintain a Stock Unit Account with respect to such Participant. At the time that an Earned Performance Award would otherwise be paid in shares of Common Stock as provided in Section (e) of Article III, the number of Stock Units earned under such Earned Performance Award and deferred pursuant to a Payment Deferral Election shall be credited to the Participant's Stock Unit Account and paid on the payment date specified by such Payment Deferral Election.

     (c) As and when any cash dividends are paid in respect of the Common Stock, each Participant who has made a Payment Deferral Election shall be entitled to receive, with respect to all Stock Units credited to his or her Stock Unit Account, a cash payment in an amount equal to the dividend which would have been paid to the Participant if such Stock Units actually had represented shares of Common Stock. The right to this cash dividend-equivalent payment shall apply to cash dividends paid on account of any record date during which the Stock Unit is credited to the Participant's Stock Unit Account, and shall be paid directly to the Participant.

     (d) Appropriate adjustment shall be made to the number of Stock Units in any Stock Unit Account in the event of changes in the Common Stock of the Corporation by reason of stock dividends, split-ups, recapitalization, mergers, consolidations, combinations or exchanges of shares and the like, to the extent contemplated by and in accordance with Section (c) of Article III of the Plan.

     (e) In the event of any other distribution of property to holders of the Common Stock not covered by Sections (c) and (d) of this Article V, then the Committee may, in its sole discretion, provide for a fair market value equivalent payment directly to Participants on account of Stock Units credited to such Participant's Stock Unit Account on the record date for such distribution. Any such distribution shall be at such time, in such amount and in such form (including cash, securities or other property) as the Committee shall determine.

     (f) Except as provided in Section (i) of this Article V, a Payment Deferral Election shall cease to be effective and all Stock Units credited to a Participant's Stock Unit Account shall become immediately due and payable in the event of a Participant's death or Permanent Disability, or in the event the Committee exercises its discretion under Section (g) of Article III, in the event of a Fundamental Corporate Transaction. The Committee may, upon a determination of Unforeseeable Emergency by the Committee, in its sole discretion, permit a Participant to withdraw all or a portion of the Stock Units credited to his or her Stock Unit Account.

     (g) Each Participant shall have the right, at any time, to designate a person or trust as beneficiary or beneficiaries (both primary and contingent) to whom payments of Stock Units credited to his or her Stock Unit Account shall be made if the Participant dies before all such Stock Units have been distributed. Any beneficiary(ies) designation shall be made in writing on a form prescribed by the Committee and filed with the Administrator, shall become effective only when received and accepted by the Administrator and may be changed by filing a new designation with the Administrator on a prescribed form. The filing of a new beneficiary designation will cancel all beneficiary designations previously filed.

     (h) If a Participant who has Stock Units credited to his or her Stock Unit Account fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, then payment of any Stock Units shall be made to the Participant's personal representative, executor or administrator.

     (i) Notwithstanding any other provision in this Article V and unless specifically determined otherwise by the Committee, if at the time of any payment of Stock Units to a Participant under this Program (including if the time of such payment is determined as a result of a Payment Deferral Election) any compensation deemed payable hereunder would be an expense to the Corporation which would not be deductible from gross income for federal income tax purposes as a result of the application of section 162(m) of the Code, then such Participant shall automatically be deemed to have elected a Payment Deferral Election with respect to any portion of such payment which would be non-deductible, and such Payment Deferral Election shall continue from year to year with respect to any such non-deductible payments. In such event the Participant shall be entitled to all rights he or she would have had if a Payment Deferral Election had been made.

                         ARTICLE VI--NONTRANSFERABILITY

     A person's rights and interests under the Program prior to the delivery of certificates for Common Stock in full payment of all Stock Units shall be solely the rights of a general unsecured creditor of the Corporation and such rights may not be assigned, pledged, or transferred in any manner except, in the event of a Participant's death, to his designated beneficiary as provided herein with respect to Stock Units credited in a Stock Unit Account, or, by will or the laws of descent and distribution. Stock certificates shall only be delivered to the Participants or beneficiaries entitled to receive them or to their authorized legal representatives.

                      ARTICLE VII--MODIFICATION AND WAIVER

     The Board of Directors may amend, modify or discontinue the Program or waive any of its provisions, except that no such amendment, modification, waiver or discontinuance shall revoke or alter the terms of any valid Earned Performance Award or Stock Unit previously granted in accordance with the Program without the consent of the holder thereof, except as permitted under
Article III or Article VIII below. To the extent required under Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act, and to the extent required by section 162(m) of the Code with respect to Restricted Participants, no action by the Board of Directors which materially modifies the Plan shall become effective without the approval of the shareholders of the Corporation.

                      ARTICLE VIII--GOVERNMENT REGULATIONS

     The obligations of the Corporation to issue any Stock Units or Common Stock under the Program shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Board of Directors of the Corporation may make such changes as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

                            ARTICLE IX--PLAN GOVERNS

     In the event of any conflict between the Program and the Plan, the terms of the Plan shall govern.

                                  USF&G CORPORATION
                     ANNUAL MEETING OF SHAREHOLDERS-MAY 4, 1994
                      Proxy Solicited by the Board of Directors

The undersigned hereby appoints Norman P. Blake, Jr. and John A. MacColl, or either of them, as proxies, each with power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of Common Stock of USF&G Corporation held of record by the undersigned on March 10, 1994, at the Annual Meeting of Shareholders to be held on May 4, 1994, or at any adjournment thereof.

The nominees for Director are: H: Furlong Baldwin, Michael J. Birck, Norman
P. Blake, Jr., George L. Bunting, Jr., Robert E. Davis, Dale F. Frey, Robert
E. Gregory, Jr., Robert J. Hurst, Wilbur, G. Lewellen, Henry A. Rosenberg, Jr., Larry P. Scriggins, Anne M. Whittemore.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting. Your shares will not be voted unless your signed proxy form is returned by you or you otherwise vote at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal (2) and FOR proposal (3).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS, FOR PROPOSAL (2), AND FOR PROPOSAL (3).

1. Election of Directors,                FOR          WITHHELD
   (see reverse)                         / /            / /
For, except vote withheld from the following nominee(s):




2. Approval of the              FOR     AGAINST     ABSTAIN
   Amendment of the             / /       / /         / /
   Stock Incentive
   Plan of 1991.




3. Approve Material Terms of    FOR     AGAINST     ABSTAIN
   Performance Goals for the    / /       / /         / /
   Long-Term Incentive Program
   (subject to adoption of
   proposal number 2).







Signatures __________________________________________ DATE____________-
NOTE: Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.